Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-130747 and 333-143417) pertaining to CRM Holdings, Ltd. of our reports dated March 19, 2010 with respect to the consolidated financial statements and schedules of CRM Holdings, Ltd. and the effectiveness of internal control over financial reporting of CRM Holdings, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
New York, New York

March 19, 2010